Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2013 RECORD REVENUES OF $55.6

MILLION, RECORD PRE-TAX INCOME OF $24.3 MILLION AND DILUTED EPS OF $0.41

First Quarter Financial Highlights*

•	Record revenues of $55.6 million, up 9.5%

•	Record pre-tax income of $24.3 million, up 6.9%

•	Diluted EPS of $0.41, up from $0.35

•	Record EBITDA of $26.9 million, up 9.2%

*All comparisons versus first quarter 2012.

NEW YORK, April 24, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the first quarter ended March 31, 2013.

“We are pleased to report another solid quarter with record revenues and pre-tax income, driven by continued momentum in our core U.S. high-grade business and strong growth in high yield and emerging markets.” said Richard M. McVey, chairman and chief executive of MarketAxess. “Our Open Trading initiatives continue to gain traction and yesterday we announced a strategic alliance with BlackRock that we think will help drive liquidity in the credit markets by facilitating trade flow between users of BlackRock’s Aladdin enterprise investment system and the MarketAxess trading community. In Europe, we completed our acquisition of Xtrakter Limited earlier in the quarter and we are excited about the opportunities presented by the combination of the two companies.”

First Quarter Results

Total revenues for the first quarter of 2013 increased 9.5% to a record $55.6 million, compared to $50.7 million for the first quarter of 2012. Pre-tax income was a record $24.3 million, compared to $22.7 million for the first quarter of 2012, an increase of 6.9%. Pre-tax margin was 43.8%, compared to 44.8% for the first quarter of 2012. Net income totaled $15.3 million, or $0.41 per share on a diluted basis, compared to $13.5 million, or $0.35 per share on a diluted basis, for the first quarter of 2012.

Commission revenue for the first quarter of 2013 totaled $47.2 million on total trading volume of $160.4 billion, compared to $44.9 million in commission revenue on total trading volume of $158.0 billion for the first quarter of 2012. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 12.3%, compared to an estimated 11.4% for the first quarter of 2012.

All other revenue, which consists of technology products and services, information and post-trade services, investment income and other revenue, increased 43.5% to $8.4 million, compared to $5.8 million for the first quarter of 2012. The increase in all other revenue was principally due to information and post-trade services revenue generated by Xtrakter Limited (“Xtrakter”) totaling $1.9 million since the February 28, 2013 acquisition date.

Total expenses for the first quarter of 2013 increased 11.6% to $31.2 million, compared to $28.0 million for the first quarter of 2012. The increase in total expenses was principally due to approximately $1.7 million of Xtrakter operating expenses and an additional $1.4 million of acquisition-related costs incurred during the first quarter of 2013. Excluding Xtrakter operating expenses and acquisition-related costs, total expenses increased less than 1% from the first quarter of 2012.

The effective tax rate for the first quarter of 2013 was 37.0%, compared to 40.7% for the first quarter of 2012. The first quarter 2013 income tax provision includes a benefit for certain 2012 tax credits enacted into law in 2013 amounting to approximately $0.4 million, or $0.01 per diluted share.

Employee headcount as of March 31, 2013 was 306, compared to 238 as of March 31, 2012. The March 31, 2013 headcount includes 62 Xtrakter personnel.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.13 per share of common stock outstanding, to be paid on May 23, 2013 to stockholders of record as of the close of business on May 9, 2013.

Balance Sheet Data

As of March 31, 2013, total assets were $282.9 million and included $143.0 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of March 31, 2013 was $252.5 million.

Guidance for 2013

The Company is updating its full year 2013 expense and capital spending guidance to reflect the impact of the acquisition of Xtrakter. The Company now expects total expenses for 2013 will be in the range of $137.0 million to $143.0 million, up from the original guidance of $118.0 million to $123.0 million. The Company also expects total capital spending for 2013 will be in the range of $15.0 million to $18.0 million, up from the original guidance of $10.0 million to $13.0 million. The Company is reconfirming its effective tax rate guidance for 2013 ranging from 38% to 40%.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on April 24, 2013, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 866 271 5140- (U.S.) or +1 617 213 8893 (international). The passcode for all callers is 16737625. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor..marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or +1 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is72951925. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$47,186	$44,902
Technology products and services	3,139	2,908
Information and post-trade services	3,703	1,871
Investment income	132	303
Other	1,397	751

Total revenues	55,557	50,735

Expenses
Employee compensation and benefits	16,353	15,841
Depreciation and amortization	2,569	1,854
Technology and communications	3,191	2,955
Professional and consulting fees	4,601	3,024
Occupancy	932	759
Marketing and advertising	985	1,447
General and administrative	2,613	2,107

Total expenses	31,244	27,987

Income before taxes	24,313	22,748
Provision for income taxes	8,987	9,255

Net income	$15,326	$13,493

Per Share Data:
Earnings per share:
Basic	$0.42	$0.37
Diluted	$0.41	$0.35

Cash dividends declared per common share	$0.13	$0.11

Weighted-average common shares:
Basic	36,774	36,934
Diluted	37,673	38,695

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	March 31, 2013	December 31, 2012
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$125,919	$128,908
Securities available-for-sale	17,059	51,208
Accounts receivable, net	35,467	31,044
All other assets	104,436	68,681

Total assets	$282,881	$279,841

Liabilities and Stockholders’ Equity
Total liabilities	$30,380	$37,124
Total stockholders’ equity	252,501	242,717

Total liabilities and stockholders’ equity	$282,881	$279,841

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2013	2012
	(In thousands)
	(unaudited)
Net income	$15,326	$13,493

Add back:
Interest expense	6	11

Provision for income taxes	8,987	9,255

Depreciation and amortization	2,569	1,854

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$26,888	$24,613

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended March 31,
	2013	2012
	Total Trading Volume
	($ in millions)
	(unaudited)
U.S. high-grade
fixed-rate	$96,736	$94,997
floating-rate	4,509	3,325

Total U.S. high-grade	101,245	98,322
Other credit	41,767	35,037
Liquid products	17,348	24,631

Total	$160,360	$157,990

	Average Daily Volume
	($ in millions)
	(unaudited)
U.S. high-grade	$1,687	$1,586
Other credit	692	560
Liquid products	289	396

Total	$2,668	$2,542

Number of U.S. Trading Days [1]	60	62
Number of U.K. Trading Days [2]	62	64

	Average Variable Transaction Fee Per Millon
U.S. high-grade
fixed-rate	$198	$194
floating-rate	21	25

Total U.S. high-grade	191	188
Other credit	296	269
Liquid products	46	37

Total	$202	$183

1	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

2	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

**	Effective with the April 2013 volume reporting, the Company has reconstituted its volume buckets. Other credit includes high-yield, emerging markets, Eurobonds and structured products bonds. Liquid products includes US agencies and European government bonds. Please see the Investor Relations section of www.marketaxess.com for further details.